Exhibit 10.2
AGREEMENT
     AGREEMENT, is made effective May 21, 2008 (the “Effective Date’) and entered into as of the 8th day of July 2008 by and between NYMAGIC, INC., a New York corporation (together with its successors and assigns, the “Company”), and Robert G. Simses (the “Chairman”).
W I T N E S S E T H:
     WHEREAS, the Company desires to engage the Chairman pursuant to an agreement embodying the terms of such engagement (this “Agreement”) and the Chairman desires to enter into this Agreement and to accept such engagement, subject to the terms and provisions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Chairman (individually a “Party” and together the “Parties”) agree as follows:
     1. Term of Engagement.
          (a) The term of the Chairman’s engagement under this Agreement shall commence on the Effective Date and end on May 21, 2011 (the “Term of Engagement”), unless terminated earlier in accordance herewith.
          (d) Notwithstanding anything in this Agreement to the contrary, prior to the first anniversary of the Effective Date of this Agreement the Parties shall meet to discuss this Agreement and may agree in writing to modify any of the terms of this Agreement.
     2. Position, Duties and Responsibilities.
          (a) Generally. The Chairman shall serve as a member, and as the non-executive Chairman, of the Board of Directors of the Company (the “Board”). For so long as he is serving on the Board, the Chairman agrees to serve as a member of any committee of the Board to which he is elected. In any and all such capacities, the Chairman shall report only to the Board. The Chairman shall have and perform such duties, responsibilities, and authorities as are customary for non-executive chairmen of corporations of similar size and businesses as the Company as they may exist from time to time and as are consistent with such positions and status. The Chairman shall devote reasonably sufficient time and attention, and his best efforts, abilities, experience, and talent to the position of non-executive Chairman.

          (b) Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Chairman from (i) engaging in the pursuit of full time employment, (ii) serving as the president and chief operating officer of The William H. Pitt Foundation Inc., (iii) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations and (iv) engaging in charitable activities and community affairs.
     3. Retainer.
          The Chairman shall be paid an annualized retainer, payable quarterly, beginning on August 21, 2008, of not less than $150,000, subject to review for increase at the discretion of the Compensation Committee (the “Committee”) of the Board (“Retainer”).
     4. Long-Term Incentive Programs.
          (a) Grant of Restricted Shares. As of the Effective Date the Chairman shall be granted 30,000 Restricted Share Units pursuant to an award agreement made under the Company’s Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”), which shall vest ratably beginning on May 21, 2009 (the “Restricted Share Unit Grants”).
          (b) Deferral of Compensation. The Chairman shall be permitted to elect to defer receipt, pursuant to written deferral election terms and forms (the “Deferral Election Forms”) consistent with Section 409A of the Code, as hereinafter defined, of all or a specified portion of his long term incentive compensation under Section 4(a).
          The Company and the Chairman agree that compensation deferred pursuant to this Section 6(b) shall be fully vested and nonforfeitable; however, the Chairman acknowledges that his rights to the deferred compensation provided for in this Section 4 shall be no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of the Chairman, or be assignable or transferable by the Chairman, otherwise than by will or the laws of descent and distribution, provided that the Chairman may designate one or more beneficiaries to receive any payment of such amounts in the event of his death.
     5. Reimbursement of Business and Other Expenses: Perquisites.
          (a) The Chairman is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him on a monthly basis for all such business expenses incurred in connection therewith in the prior month, subject to documentation in accordance with the Company’s policies.

     6. Termination of Engagement.
          (a) Termination Due to Death or Disability. The Term of Engagement shall be terminated immediately upon the death or disability (as such term is defined under the Company’s Long-Term Disability Plan) of the Chairman. In the event the Chairman’s engagement with the Company is terminated due to his death or disability, the Chairman, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:
(i)	Retainer through the date of death or the commencement date of the disability (the “Commencement Date”), as the case may be, which shall be paid in a single lump sum 15 days following the Chairman’s death or the Commencement Date, as the case may be;

(ii)	elimination of all restrictions on any Restricted Share Unit Grants or deferred stock awards outstanding at the time of his death, or the Commencement Date, as the case may be;

(iii)	immediate vesting of all outstanding stock options and the right to exercise such stock options as is provided in any stock option award agreement to which the Chairman is a party;

(iv)	settlement of all deferred compensation arrangements in accordance with the Chairman’s duly executed Deferral Election Forms; and,

(v)	other or additional benefits then due or earned, payable in accordance with applicable plans and programs of the Company.
          (b) Termination by the Company for Cause.
(i)	The Term of Engagement may be terminated by the Company for Cause. “Cause” shall mean:
(A)	The Chairman’s willful and material breach of Sections 7, 8 or 9 of this Agreement;

(B)	The Chairman is convicted of a felony or pleads guilty or nolo contendre to an offense that is a felony in the jurisdiction where committed;

(C)	The Chairman engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case,

in material harm to the financial condition or reputation of the Company;

(D)	The Chairman’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to the Chairman’s refusal to be deposed or to provide testimony at any trial or inquiry;

(E)	The Chairman’s substantial and continued refusal to perform his duties;

(F)	The Chairman’s violation of a material Company Policy; and,

(G)	The Chairman engages in any act or series of acts that constitute misconduct requiring a restatement of the Company’s financial statements pursuant to the Sarbanes-Oxley Act of 2002.
For purposes of this Agreement, an act or failure to act on the Chairman’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Chairman.
(ii)	A termination for Cause shall not take effect unless the provisions of this paragraph (ii) are complied with. The Chairman shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of the Company’s learning of such act or acts or failure or failures to act. The Chairman shall have 20 days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Chairman shall then be entitled to a hearing before the Board at which the Chairman is entitled to appear. Such hearing shall be held within 25 days of such notice to the Chairman, provided he requests such hearing within 10 days of the written notice from the Company of the intention to terminate him for Cause. If, within five days following such hearing, the Chairman is furnished written notice by the Board confirming that, in its judgment, grounds for Termination for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

(iii)	In the event the Company terminates the Chairman’s engagement for Cause, he shall be entitled to and his sole remedies under this Agreement shall be:
(A)	Retainer through the date of the termination of his engagement for Cause, which shall be paid in a single lump sum 15 days following the termination of the Chairman’s engagement;

(B)	settlement of all deferred compensation arrangements in accordance with the Chairman’s duly executed Deferral Election Forms; and

(D)	other or additional benefits then due or earned, payable in accordance with applicable plans or programs of the Company.
          (c) Termination Without Cause, Constructive Termination Without Cause, or Termination Upon a Change in Control. In the event the Chairman’s engagement with the Company is terminated without Cause (which termination shall be effective as of the date specified by the Company in a written notice to the Chairman), other than due to death, or disability, or in the event there is a Constructive Termination Without Cause, or a Termination Upon a Change in Control (as defined below), the Chairman shall be entitled to and his sole remedies under this Agreement shall be:
(i)	Retainer through the date of termination of the Chairman’s engagement, which shall be paid in a single lump sum 15 days following the termination of the Chairman’s engagement;

(ii)	Retainer, at the annualized rate in effect on the date of termination of the Chairman’s engagement (or in the event a reduction in the Retainer is a basis for a Constructive Termination Without Cause, then the Retainer in effect immediately prior to such reduction), through the Term of Engagement, which shall be paid in a single lump sum 15 days following the termination of the Chairman’s engagement;

(iii)	elimination of all restrictions on any Restricted Share Unit Grants or deferred stock awards outstanding at the time of termination of engagement;

(iv)	any outstanding stock options, which are unvested, shall vest and the Chairman shall have the right to exercise any vested stock options as provided in any stock option award agreement to which the Chairman is a party;

(vi)	settlement of all deferred compensation arrangements in accordance with the Chairman’s duly executed Deferral Election Forms;

(vii)	other or additional benefits then due or earned, payable in accordance with applicable plans and programs of the Company.
          A termination without “Cause” shall mean the Chairman’s engagement is terminated by the Company for any reason other than Cause (as defined in Section 6(b)) or due to death or disability.
          “Constructive Termination Without Cause” shall mean a termination of the Chairman’s engagement at his initiative as provided in this Section 6(c) following the occurrence, without the Chairman’s written consent, of one or more of the following events (except as a result of a prior termination):
(A)	(i) a material diminution or change, adverse to the Chairman, in the Chairman’s position, (ii) the Board’s removal of the Chairman from the Board, except for Cause, (iii) the Board’s failure to nominate the Chairman as a member of the Board, or (iv) the Board’s failure to elect or re-elect the Chairman as chairman of the Board;

(B)	an assignment of any duties to the Chairman which are inconsistent with his status as Chairman;

(C)	a decrease in annual Retainer;

(D)	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement that is not cured within 30 days after receipt by the Company of written notice thereof from the Chairman.
     The Term of Engagement shall be terminated immediately upon a Change of Control (as defined below), which shall be a “Termination Upon a Change in Control.”
A “Change in Control” shall be deemed to have occurred if:
(i)	any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such

Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 50% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii)	the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(iv)	the consummation of a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the

Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

(v)	any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.
          For purposes of this definition:
(A)	The term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

(B)	The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(C)	The term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 14(d) thereof.
          (d) Voluntary Termination. In the event of the termination of the Chairman’s engagement by him on his own initiative after delivery of 10 business days advance written notice, other than a termination due to death, disability or a Constructive Termination Without Cause, the Chairman shall have the same entitlements as provided in Section 6(b) above for a termination for Cause. Notwithstanding any implication to the contrary, the Chairman shall not have the right to terminate his engagement with the Company during the Term of Engagement except in the event of a Constructive Termination Without Cause, and any voluntary termination of engagement during the Term of Engagement in violation of this Agreement shall be considered a material breach.
          (e) No Mitigation; No Offset. In the event of any termination of the Chairman’s engagement, he shall be under no obligation to seek other remuneration and amounts due the Chairman under this Agreement shall not be offset by any subsequent remuneration that he may obtain.
          (f) Nature of Payments. Any amounts due under this Section 6 are in the nature of liquidated damages considered to be reasonable by the Company and are not in the nature of a penalty.
          (g) No Further Liability; Release. In the event of the termination of the Chairman’s engagement, payment made and performance by the Company in accordance with this Section 6 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to the Chairman’s rights under this Agreement. Other than payment and performance under this Section 6, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to the Chairman or any other person under this Agreement in the event of the termination of the Chairman’s engagement. The Company shall have the right to condition the payment of any amount pursuant to this Section 6 upon the delivery by the Chairman to the Company of a release in the form satisfactory to the Company releasing any and all claims the Chairman may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of this Agreement.
     7. Confidentiality: Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.
          (a) During the Term of Engagement and thereafter, the Chairman shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Chairman to keep such information confidential) or make use of any Confidential Information, except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Chairman is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.
          (b) During the Term of Engagement and thereafter, the Chairman shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, the Chairman shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employees to the extent necessary, each of whom shall be advised not to disclose such information.
          (c) “Confidential Information” shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary engagement-related aspects of the employees of the Company and the Company’s engagement practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by the Chairman or (B) regarding the Company’s business or industry properly acquired by the Chairman in the course of his career as an Chairman in the Company’s industry and independent of the Chairman’s engagement by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.
          (d) “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.
          (e) The Chairman agrees to cooperate with the Company, during the Term of Engagement and thereafter (including following the termination of the Chairman’s engagement for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse the Chairman on a per diem basis for all expenses actually incurred in connection with his provision of testimony or assistance.
          (f) The Chairman agrees that, during the Term of Engagement and thereafter (including following the termination of the Chairman’s engagement for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Engagement and thereafter (including following the termination of the Chairman’s engagement for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage the Chairman or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Chairman or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
          (g) Upon the termination of his engagement, the Chairman agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by the Chairman and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression, provided that the foregoing shall not prohibit the Chairman from retaining his personal phone directories and rolodexes.
     8. Non-competition.
          (a) During the Restriction Period (as defined in Section 8(b) below), the Chairman shall not engage in Competition with the Company or any Subsidiary. “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean any business (in the U.S. or any country in which the Company or any Subsidiary operates) which is in material competition with the Company or any Subsidiary and in which the Chairman’s functions would be substantially similar to the Chairman’s functions with the Company. If the Chairman commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time the Chairman initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by the Chairman at the time the Chairman initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) the Chairman commences directly or indirectly to advise, plan, oversee or manage the activities of an entity which becomes a Competitor during the Restriction Period, that activities are competitive with the activities of the Company or any Subsidiary.
          (b) For the purposes of this Section 8, “Restriction Period” shall mean the period beginning with the Effective Date and ending with:
(i)	in the case of a termination of the Chairman’s engagement without Cause, upon a Change of Control or a Constructive Termination Without Cause, the Restriction Period shall terminate immediately upon the termination of the Chairman’s engagement;

(ii)	in the case of a termination of the Chairman’s engagement for Cause, 12 months from the date of such termination; or

(iii)	in the case of a voluntary termination of the Chairman’s engagement pursuant to Section 6(d) above, 12 months from the date of such termination.
     9. Non-solicitation of Employees.
          During the period beginning with the Effective Date and ending 12 months following the termination of the Chairman’s engagement, the Chairman shall not induce employees of the Company or any Subsidiary to terminate their employment; provided, however, that the foregoing shall not be construed to prevent the Chairman from engaging in generic nontargeted advertising for employees generally.
     10. Remedies.
          In addition to whatever other rights and remedies the Company may have at equity or in law, if the Chairman breaches any of the provisions contained in Sections 7, 8 or 9 above, the Company (a) shall have its rights under Section 10 of this Agreement, (b) shall have the right to immediately terminate all payments and benefits due under this Agreement and (c)

shall have the right to seek injunctive relief. The Chairman acknowledges that such a breach of Sections 7, 8 or 9 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Chairman from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 7, 8 or 9 has occurred.
     11. Resolution of Disputes.
          Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 10, shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association, except that disputes arising under or in connection with Sections 7, 8 and 9 above shall be submitted to the federal or state courts in the State of New York. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Chairman under this Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Chairman pursuant to this Section 10 shall be paid on behalf of or reimbursed to the Chairman on a monthly basis by the Company for reasonable costs and expenses incurred in the prior month; provided, however, that in the event the arbitrator(s) determine(s) that any of the Chairman’s litigation assertions or defenses are determined to be in bad faith or frivolous, no such reimbursements shall be due the Chairman, and any such expenses already paid to the Chairman shall be immediately returned by the Chairman to the Company.
     12. Indemnification.
          (a) Company Indemnity. The Company agrees that if the Chairman is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Chairman’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Chairman shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of New York against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Chairman in connection therewith, and such indemnification shall continue as to the Chairman even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Chairman’s heirs, executors and administrators. The Company shall advance to the Chairman all reasonable costs and expenses to be incurred by him in connection with a

Proceeding within 20 days after receipt by the Company of a written request for such advance, together with such documentation as may be reasonably requested by the Company. Such request shall include an undertaking by the Chairman to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 12(a) shall not be deemed exclusive of any other rights of indemnification to which the Chairman may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.
          (b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Chairman under Section 12(a) above that indemnification of the Chairman is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Chairman has not met such applicable standard of conduct, shall create a presumption that the Chairman has not met the applicable standard of conduct.
          (c) Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering the Chairman to the extent the Company provides such coverage for its other directors.
     13. Assignability: Binding Nature.
          No rights or obligations of either the Chairman (except as provided in Section 19, below) or the Company under this Agreement may be assigned or transferred including without limitation, those rights or obligations customarily assigned or transferred in connection with the merger, consolidation, sale, or transfer of all, or substantially all of the assets, of the Company; provided, however, that this Agreement shall be binding upon and inure to the benefit of the heirs of the Chairman and that the Chairman’s rights to compensation and benefits may be transferred by will or the laws of descent and distribution.
     14. Representation.
     The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
     15. Entire Agreement.
          This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, except with respect to the specific award agreement referred to herein.
     16. Amendment or Waiver.
          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Chairman and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Chairman or an authorized officer of the Company, as the case may be.
     17. Severability.
          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     18. Survivorship.
          The respective rights and obligations of the Parties hereunder shall survive any termination of the Chairman’s engagement to the extent necessary to the intended preservation of such rights and obligations.
     19. Beneficiaries/References.
          The Chairman shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Chairman’s death by giving the Company written notice thereof. In the event of the Chairman’s death or a judicial determination of his incompetence, reference in this Agreement to the Chairman shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
     20. Governing Law/Jurisdiction.
          This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 11, the Company and the Chairman hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Southern District of New York or (ii) any of the courts of the State of New York. The Company and the Chairman further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Chairman hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.
     21. Notices.
          Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
If to the Company:
Paul J. Hart
General Counsel
NYMAGIC, INC.
919 Third Avenue, 10th Floor
New York, New York 10022
If to the Chairman:
Robert G. Simses, Esq.
400 Royal Palm Way, Suite 304
Palm Beach, FL 33480
     22. Headings and Construction.
          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     23. Counterparts.
          This Agreement may be executed in two or more counterparts.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NYMAGIC, INC.

By:	/s/ Paul J. Hart

Name: Paul J. Hart
Title: Executive Vice President

THE CHAIRMAN

/s/ Robert G. Simses

Robert G. Simses